Exhibit 4.2
WARRANT
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
This Amended and Restated Warrant, dated as of February 25, 2024, hereby amends and restates, in its entirety, that certain Warrant to Purchase Shares of Common Stock issued by the Company (as defined below) to Eclipse Early Growth Fund I, L.P. (“Eclipse”) on February 17, 2023, in order to (a) revise the Warrant Exercise Price and Warrant Share Number (each as defined below) to reflect the Company’s reverse stock split effective on July 7, 2023 and (b) amend certain other terms as contained herein.

AMENDED AND RESTATED WARRANT
TO PURCHASE
SHARES OF CLASS A COMMON STOCK
OF
OWLET, INC.
February 25, 2024
No. W-1
FOR VALUE RECEIVED, the undersigned, Owlet, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), hereby certifies that
Eclipse Early Growth Fund I, L.P.
or its registered assign is entitled to subscribe for and purchase, at the Warrant Exercise Price per share, the Warrant Share Number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock. This Warrant is issued pursuant to that certain Investment Agreement, dated as of February 17, 2023, by and among the Company and the purchasers named therein (the “Investment Agreement”). Capitalized terms used in this Warrant and not otherwise defined herein shall have the respective meanings specified in Section 7 hereof.
1.Term. The right to subscribe for and purchase Warrant Shares represented hereby shall expire at 5:00 P.M. (New York City time) on February 17, 2028 (such period from the date hereof until such date being the “Term”).
2.Method of Exercise; Payment; Issuance of New Warrant; Transfer and Exchange.
(a)Time of Exercise. The purchase rights represented by this Warrant may be exercised in whole or in part at any time and from time to time, and in the event that this Warrant has not been exercised in full as of the last Business Day during the Term, to the extent the fair market value of one share of Common Stock as determined in accordance with Section 2(c) is greater than the Warrant Exercise Price, the purchase rights represented by this Warrant shall be deemed to be automatically exercised in full by the

Holder as of such last Business Day on a net-issue basis pursuant to Section 2(c) (the “Automatic Exercise”), provided, that, notwithstanding anything to the contrary set forth herein, any exercise of this Warrant shall be subject to and conditioned upon making and receipt of all filings, notifications, expirations of waiting periods, waivers and approvals under the HSR Act or any foreign antitrust or competition laws, requirements or regulations necessary in connection with the issuance of the applicable Warrant Shares upon exercise of this Warrant in accordance with Sections 2(b) and 2(c) as contemplated by Section 4.04 of the Investment Agreement. Notwithstanding anything to the contrary set forth in this Warrant, if the Warrant is exercised, in whole or in part, in connection with the exercise of the Holder’s registration rights in accordance with the Registration Rights Agreement or Investment Agreement, as applicable, then this Warrant shall not be deemed to have been exercised to the extent that the applicable Warrant Shares are not sold in the applicable offering due to the Company’s breach of its obligations or exercise of its suspension rights thereunder.
(b)Cash Exercise. The Holder may exercise this Warrant in whole or in part by electing on one or more occasions, at any time prior to the expiration of the Term, to receive Warrant Shares issuable in accordance with this Warrant by (i) surrender of this Warrant at the principal office of the Company together with notice of such election and (ii) payment to the Company of the Warrant Exercise Price for the number of Warrant Shares in respect of which this Warrant is then being exercised. Payment of the aggregate Warrant Exercise Price upon exercise pursuant to this Section 2(b) shall be made by delivery of a check to the principal office of the Company, or by wire transfer of immediately available funds in accordance with written wire transfer instructions to be provided by the Company. For the avoidance of doubt, the Holder may not elect to exercise this Warrant for cash under this Section 2(b) in the event of an Automatic Exercise.
(c)Net Exercise. In lieu of exercising this Warrant on a cash basis pursuant to Section 2(b), the Holder may exercise this Warrant in whole or in part on a net-issue basis by electing on one or more occasions, at any time prior to the expiration of the Term, to receive Warrant Shares issuable in accordance with this Warrant (or the portion thereof being cancelled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the Holder a number of Warrant Shares computed using the following formula:

X =	Y(A - B)

A

Where:    X = the number of the Warrant Shares to be issued to the Holder.
Y = the number of the Warrant Shares with respect to which the Warrant is exercised.
A = the fair market value of one share of Common Stock on the date of determination.
B = the Warrant Exercise Price (as adjusted to the date of such calculation).
For purposes of this Section 2(c), the fair market value of one share of Common Stock on the date of determination shall mean:
(i)if the Common Stock is publicly traded, the per share fair market value of the Common Stock shall be the closing price of the Common Stock as quoted on the NYSE, or the principal exchange or market on which the Common Stock is listed, on the last Trading Day ending prior to the date of determination; and
(ii)if the Common Stock is not so publicly traded, the per share fair market value of the Common Stock shall be such fair market value as determined in good faith by the Board of Directors of the Company; provided that Holder shall have a right to receive from the Board of Directors the calculations performed to arrive at such fair market value.

The date of determination for purposes of this Section 2(c) shall be the date the notice of exercise is delivered by the Holder to the Company.
(d)Issuance of Warrant Shares and New Warrant. In the event of any exercise of the rights represented by this Warrant in accordance with and subject to the terms and conditions hereof, (i) the Warrant Shares so purchased shall be delivered by the Company within two (2) Business Days after such exercise and delivery of this Warrant and the exercise form (including payment of the Warrant Exercise Price) via (A) book-entry transfer crediting the account of the Holder through the Company’s transfer agent and registrar for the Common Stock (which as at the issuance of this Warrant is Continental Stock Transfer & Trust Company) or (B) if requested by the Holder, in the form of certificates in the name of the Holder, and (ii) unless this Warrant has expired, a new Warrant representing the number of Warrant Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder within such time.
(e)Transferability of Warrant. The Holder may transfer this Warrant or the Warrant Shares to be issued upon exercise hereof at any time without the prior written approval of the Company; provided, that, notwithstanding anything herein to the contrary, the transferee that has received the Warrant pursuant to such transfer shall provide the Company with a properly completed IRS Form W-8 or W-9, as applicable (and any applicable successor form reasonably requested by the Company) upon such transfer.
(f)Compliance with Securities Laws.
(i)The Holder, by acceptance hereof, acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof have not been registered under the Act or under any U.S. state security laws and are being acquired pursuant to an exemption from registration under the Act solely for the Holder’s own account, and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except pursuant to an effective registration statement, or an exemption from registration, under the Act and any applicable state securities laws.
(ii)Except as provided in paragraph (iii) below, this Warrant and all Warrant Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form (which, in the case of Warrant Shares, shall be in the form of an appropriate book entry notation):
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
(iii)Upon request of the Holder and, if requested by the Company, receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Act and applicable state securities laws, the Company shall promptly cause the legend to be removed from any certificate or other instrument for this Warrant or Warrant Shares to be transferred in accordance with the terms of this Warrant.
(g)No Fractional Shares or Scrip. No fractional shares or scrip representing fractional Warrant Shares shall be issued upon the exercise of this Warrant. In lieu of any fractional Warrant Share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the fair market value of one Warrant Share on the last Trading Day ending prior to the payment date multiplied by such fraction.
(h)Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.
(i)No Rights of Stockholders. The Holder shall not be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise.
(j)Exercise Upon Fundamental Change. In the event of a Fundamental Change at any time during the Term, unless the Holder exercises this Warrant prior to the effectiveness of such Fundamental Change, this Warrant shall be deemed to be automatically exercised (with such exercise being deemed to be an Automatic Exercise) in full by the Holder as of immediately prior to the consummation of such Fundamental Change on a net-issue basis pursuant to Section 2(c). The Company shall provide the Holder with written notice of the contemplated Fundamental Change at least ten (10) business days before the consummation thereof (the “Fundamental Change Notice”).
(k)Black Scholes Value. Notwithstanding the foregoing and the provisions of Section 2(j), in the event of a Fundamental Change, the Holder shall have the option to receive in lieu of the net-issue basis pursuant to Section 2(c), upon written notice to the Company within five (5) Business Days of the Fundamental Change Notice, cash on the date of the consummation of such Fundamental Change in an amount equal to the Black Scholes Value of such remaining unexercised portion. “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Change for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a five-year period, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Fundamental Change, (C) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Change and (D) a remaining option time equal to the remaining Term of this Warrant from the date of the public announcement of the applicable Fundamental Change. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds on the effective date of the Fundamental Change.
(l)Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a Fundamental Change, such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(m)Individual Holder Share Cap.
(i)Notwithstanding anything to the contrary in this Warrant but subject to Section 2(m)(iii), no shares of Common Stock will be issued or delivered upon any exercise of this Warrant, and no Warrant of any Holder will be exercisable, in each case, to the extent, and only to the extent, that such exercise would result in the Holder, including as a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such Holder, beneficially owning shares of Common Stock, or total voting power with respect to the Company’s voting securities, in each case, in excess of such Holder’s Individual Holder Share Cap. For purposes of calculating beneficial ownership and total voting power, the aggregate number of shares of Common Stock and aggregate amount of voting power beneficially owned by the Holder shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted portion of this Warrant beneficially owned by the Holder, (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein and (C) the number of votes of any securities that are subject to a limitation on voting analogous to the limitation contained herein; provided, that this exception only applies to the securities in excess of such Holder’s Individual Share Cap. For purposes of this Section 2(m), beneficial ownership and calculations of percentage ownership and total voting power will be determined in accordance with Rule 13d-3 under the Exchange Act. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the United States Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of the Holder, the Company shall within two (2) Business Days confirm to the Holder the number of shares of Common Stock and aggregate amount of total voting power then outstanding.
(ii)Any purported exercise (and delivery of shares of Common Stock upon such exercise) will be void and have no effect to the extent, but only to the extent, that such exercise and delivery of shares of Common Stock would result in any Holder becoming the beneficial owner of shares of Common Stock or total voting power with respect to the Company’s voting securities, in each case, in excess of such Holder’s Individual Holder Share Cap. For the avoidance of doubt, to the extent that an exercise would exceed such Holder’s Individual Holder Share Cap, the Company shall effect such exercise in an amount up to such Holder’s Individual Holder Share Cap, if any.
(iii)Notwithstanding anything to the contrary in this Warrant, this Section 2(m) shall not apply with respect to the determination of the amount of securities or other consideration that the Holder may receive, and not otherwise restrict the number of shares of Common Stock or other securities, cash, property or other consideration which the Holder may receive or beneficially own, in the event of an Automatic Exercise, a Fundamental Change or the exercise of rights pursuant to Section 2(k).
3.Certain Representations and Agreements. The Company represents, covenants and agrees:
(a)This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(b)All Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company, and free from all taxes, liens and charges. The Company further covenants and agrees that during the period within which this Warrant may be exercised, the Company will at all times have authorized and reserved (as unissued or held in treasury) a sufficient number of shares of Common Stock to provide for the exercise in full of this Warrant. The Company will procure, subject to issuance or notice of issuance, the listing of any Warrant Shares issuable upon exercise of this Warrant on the principal stock exchange on which shares of Common Stock are then listed or traded.
(c)Subject to Section 4.04 of the Investment Agreement, the Company shall take all such actions as may be necessary to ensure that all Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any securities exchange upon which shares of the Company’s capital stock may be listed at the time of such exercise.
(d)The Company shall not amend or modify any provision of the Certificate of Incorporation or the by-laws of the Company in any manner that would materially and adversely affect the powers, preferences or relative participating, optional or other special rights of the Common Stock in a manner which would disproportionately and adversely affect the rights of the Holder.
4.Adjustments and Other Rights. The Warrant Exercise Price and Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that no single event shall cause an adjustment under more than one subsection of this Section 4 so as to result in duplication.
(a)Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall at any time or from time to time (i) declare, order, pay or make a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) split, subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Warrant Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be proportionately adjusted so that the Holder immediately after such record date or effective date, as the case may be, shall be entitled to purchase the number of shares of Common Stock which such Holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised in full immediately prior to such record date or effective date, as the case may be. In the event of such adjustment, the Warrant Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be immediately adjusted to the number obtained by dividing (x) the product of (1) the number of Warrant Shares issuable upon the exercise of this Warrant in full before the adjustment determined pursuant to the immediately preceding sentence and (2) the Warrant Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, split, subdivision, combination or reclassification giving rise to such adjustment by (y) the new number of Warrant Shares issuable upon exercise of the Warrant in full determined pursuant to the immediately preceding sentence.
(b)Distributions.
(i)If the Company shall fix a record date for the making of a dividend or other distribution (by spin-off or otherwise) on shares of Common Stock other than in cash, whether in other securities of the Company (including rights), evidences of indebtedness of the Company or any other Person or any other property (including securities or evidences of indebtedness of a subsidiary), or any combination thereof, excluding (i) dividends or distributions subject to adjustment pursuant to Section 4(a) or (ii) dividends or distributions of rights in connection with the adoption of a stockholder rights plan in customary form (including with respect to the receipt of such rights in respect of shares of Common Stock (including Warrant Shares) issued subsequent to the initial dividend or distribution of such rights), then in each such case, the number of Warrant Shares issuable upon exercise of this Warrant in full shall be increased by multiplying such number of Warrant Shares by a fraction, the numerator of which is the Market Price per share of Common Stock on such record date and the denominator of which is the Market Price per share of Common Stock on such record date less the Distribution Fair Market Value of the securities and/or any other property, as applicable, to be so paid or distributed in such dividend or distribution in respect of one share of Common Stock (in each case as of the record date of such dividend or distribution); such adjustment shall be effective as of the record date for such dividend or distribution. In the event of such adjustment, the Warrant Exercise Price shall immediately be decreased by multiplying such Warrant Exercise Price by a fraction, the numerator of which is the number of Warrant Shares issuable upon the exercise of this Warrant in full immediately prior to such adjustment, and the denominator of which is the new number of Warrant Shares issuable upon exercise of this Warrant determined in accordance with the immediately preceding sentence. Notwithstanding the foregoing, in the event that the Distribution Fair Market Value of the securities and/or any other property, as applicable, to be so paid or distributed in such dividend or distribution in respect of one share of Common Stock (in each case as of the record date of such dividend or distribution) is equal to or greater than the Market Price per share of Common Stock on such record date, then proper provision shall be made such that upon exercise of this Warrant, the Holder shall receive, in addition to the applicable Warrant Shares, the amount and kind of such securities and/or any other property such Holder would have received had such Holder exercised this Warrant immediately prior to such record date.
(ii)If the Company shall fix a record date for the making of a cash dividend on shares of Common Stock, the Warrant Exercise Price in effect prior thereto shall be reduced immediately thereafter by the per share amount of such cash dividend.
(iii)For purposes of the foregoing subsections (i) and (ii), in the event that such dividend or distribution in question is ultimately not so made, the Warrant Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board of Directors of the Company determines not to make such dividend or distribution, to the Warrant Exercise Price that would then be in effect and the number of Warrant Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.
(c)Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a Business Combination or reclassification of Common Stock subject to adjustment pursuant to Section 4(a) or which qualifies as a Fundamental Change providing for the automatic exercise of the Warrant pursuant to Section 2(j)), notwithstanding anything to the contrary contained herein, (i) the Company shall notify the Holder in writing of such Business Combination or reclassification as promptly as practicable (but in no event later than five (5) Business Days prior to the consummation thereof), and (ii) the Holder’s right to receive Warrant Shares upon exercise of this Warrant shall be converted, effective upon the occurrence of such Business Combination or reclassification, into the right to exercise this Warrant to acquire the number of shares of stock or other securities or property (including cash) that the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant in full immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if applicable, the provisions set forth herein with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the Holder’s right to exercise this Warrant in exchange for any shares of stock or other securities or property pursuant to this paragraph. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant upon and following adjustment pursuant to this paragraph, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Holder shall have the right to make the same election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Holder will receive upon exercise of this Warrant.
(d)Certain Repurchases of Common Stock. In case the Company effects a Pro Rata Repurchase of Common Stock, then the Warrant Exercise Price shall be reduced to the price determined by multiplying the Warrant Exercise Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase and (y) the Market Price of a share of Common Stock on the Trading Day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (x) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (y) the Market Price per share of Common Stock on the Trading Day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase. In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant in full shall be increased to the number obtained by dividing (i) the product of (x) the number of shares of Common Stock issuable upon the exercise of this Warrant before such adjustment, and (y) the Warrant Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (ii) the new Warrant Exercise Price determined in accordance with the immediately preceding sentence.
(e)Rounding of Calculations; Minimum Adjustments. All calculations under this Section 4 shall be made to the nearest one-hundredth (1/100th) of a cent or to the nearest one-tenth (1/10th) of a share, as the case may be. No adjustment in the Warrant Exercise Price or the number of Warrant Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.
(f)Timing of Issuance of Additional Securities Upon Certain Adjustments. In any case in which (1) the provisions of this Section 4 shall require that an adjustment (the “Subject Adjustment”) shall become effective immediately after a record date (the “Subject Record Date”) for an event and (2) the Holder exercises this Warrant after the Subject Record Date and before the consummation of such event, the Company may defer until the consummation of such event (or if later, the calculation of the Distribution Fair Market Value, if applicable) (i) issuing to such Holder the incrementally additional shares of Common Stock or other property issuable upon such exercise by reason of the Subject Adjustment and (ii) paying to such Holder any amount of cash in lieu of a fractional share of Common Stock; provided, that the Company upon request shall promptly deliver to such Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional shares (or other property, as applicable), and such cash, upon (and subject to) the consummation of such event (or completion of such calculation).
(g)Statement Regarding Adjustments. Whenever the Warrant Exercise Price or the Warrant Shares into which this Warrant is exercisable shall be adjusted as provided in this Section 4, the Company shall, within 10 Business Days thereafter, send a written notice to Holder, including a statement showing in reasonable detail the facts requiring such adjustment and the Warrant Exercise Price that shall be in effect and the Warrant Shares into which this Warrant shall be exercisable after such adjustment.
(h)Adjustment Rules. Any adjustments pursuant to this Section 4 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Warrant Exercise Price made hereunder would reduce the Warrant Exercise Price to an amount below par value of the Common Stock, then such adjustment in Warrant Exercise Price made hereunder shall reduce the Warrant Exercise Price to the par value of the Common Stock.
(i)Proceedings Prior to any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 4, the Company shall take such actions as are necessary, which may include obtaining regulatory, stock exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the Holder is entitled to receive upon exercise of this Warrant pursuant to this Section 4.
5.Taxes.
(a)Withholding. The Company and its paying agent shall be entitled to deduct and withhold taxes on all payments and distributions (or deemed distributions) with respect to the Warrants (or upon the exercise thereof) to the extent required by applicable law. If the Company or its paying agent determine that such deduction or withholding is required pursuant to applicable law, it shall notify the Holder of such determination at least 5 days prior to making such deduction or withholding, and the Company agrees to cooperate with the Holder in order to minimize or avoid the withholding to the maximum extent permitted by applicable law. To the extent that any amounts are so deducted or withheld and timely remitted to the appropriate governmental authority, such deducted or withheld amounts shall be treated for all purposes of this Warrant as having been paid to the Person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a governmental authority on account of taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) with respect to a Warrant or upon the exercise thereof, the Company shall be entitled (i) to offset any such amounts against any amounts otherwise payable in respect of such Warrant, any Warrant Shares otherwise required to be issued upon the exercise of such Warrant or any amounts otherwise payable in respect of Warrant Shares received upon the exercise of such Warrant, or (ii) to require the Person in respect of whom such deduction or withholding was made to reimburse the Company for such amounts (and such Person shall promptly so reimburse the Company upon demand).
(b)Transfer Taxes. The Company shall pay any and all documentary, stamp and similar issue or transfer tax (“Transfer Taxes”) due on (x) the issue of Warrants and (y) the issue of Warrant Shares pursuant to the exercise of a Warrant. However, in the case of the exercise of a Warrant, the Company shall not be required to pay any Transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of Warrant Shares to a beneficial owner other than the beneficial owner of the Warrant immediately prior to such exercise, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such Transfer Tax or has established to the satisfaction of the Company that such Transfer Tax has been paid or is not payable.
6.Frustration of Purpose. The Company shall not, by amendment of its certificate of incorporation or bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith cooperate in the carrying out of all the provisions of this Warrant.
7.Definitions. For the purposes of this Warrant, the following terms have the following meanings:
“Act” has the meaning specified under the legend hereto.
“Action” has the meaning specified under the Investment Agreement.
“Affiliate” has the meaning specified under the Investment Agreement.
“Business Combination” means a merger, consolidation, statutory share exchange, reorganization, recapitalization or similar extraordinary transaction (which may include a reclassification) involving the Company.
“Business Day” has the meaning specified under the Investment Agreement.
“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and all warrants or options to acquire such capital stock.
“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company, as heretofore amended and as in effect on the Closing Date, and as it may subsequently be amended, modified, supplemented or restated from time to time in accordance with its terms and pursuant to applicable law.
“Closing Date” has the meaning specified under the Investment Agreement.
“Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.
“Company” has the meaning specified in the preamble hereof.
“Distribution Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors of the Company based on the advice of a nationally recognized independent investment banking firm retained by the Company for this purpose, evidenced by a certified resolution of the fair market value from the Board of Directors of the Company delivered as promptly as practicable to the Holder; provided, that in the event that the Company shall set a record date for any distribution by the Company on shares of Common Stock of property or securities, other than securities of the Company, which become publicly traded upon completion of the distribution, then the Distribution Fair Market Value of such securities shall be the average of the closing prices of such security as quoted on the principal exchange or market on which such security is listed, on the five Trading Days following the effective date of such distribution. For the avoidance of doubt, the Distribution Fair Market Value of cash shall be the amount of such cash.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fundamental Change” means: (1) a merger, reorganization, consolidation or other business combination of the Company with or into any other corporation or corporations or other business entity or entities (unless the stockholders of the Company immediately prior to such merger, reorganization or consolidation hold immediately after such merger, reorganization or consolidation at least 50% of the total voting power of the surviving corporation or business entity (or if the surviving or resulting corporation is a Wholly Owned Subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation)); or (2) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, except where such sale, conveyance, exchange or transfer is to one or more Wholly Owned Subsidiaries of the Company.
“Holder” means the Person or Persons who shall from time to time own this Warrant.
“HSR Act” has the meaning specified under the Investment Agreement.
“Individual Holder Share Cap” means, with respect to any Holder, the maximum number of shares of Common Stock or total voting power of the Company’s voting securities that could be beneficially owned by such Holder, or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such Holder, equal to 48.9%, with such specified percentage subject to change or removal from time to time by written notice by such holder to the Company in such holder’s sole discretion; provided, however, that any increase in such holder’s Individual Holder Share Cap will not be effective before the sixty-first (61st) day after such written notice is delivered to the Company. For these purposes, beneficial ownership and calculations of percentage ownership or voting power will be determined in accordance with Rule 13d-3 under the Exchange Act.
“Market Disruption Event” means, with respect to the Common Stock or any other security, (i) a failure by the principal exchange or market on which the Common Stock or such security, as applicable, is so listed or quoted to open for trading during its regular trading session or (ii) the occurrence or existence for more than one-half hour period in the aggregate on any Scheduled Trading Day for Common Stock or such other security of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the principal exchange or market on which the Common Stock or such security, as applicable, is so listed or quoted or otherwise) of the Common Stock or such other security or in any options contracts or future contracts relating to the Common Stock or such other security, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such day.
“Market Price” means, with respect to the Common Stock or any other security, on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the Common Stock or of such security, as applicable, on the principal exchange or market on which the Common Stock or such security, as applicable, is so listed or quoted.
“NYSE” means the New York Stock Exchange.
“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity.
“Pro Rata Repurchase” means any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, in each case whether for cash, shares of capital stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property, or any combination thereof, effected while this Warrant is outstanding; provided, however, that a Pro Rata Repurchase shall exclude any purchase of shares by the Company or any Affiliate thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal exchange or market on which the Common Stock or such security, as applicable, is so listed or quoted. If the Common Stock is not listed on any U.S. national securities exchange, Scheduled Trading Day means a Business Day.
“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than fifty percent (50%) of the total voting power of the shares, interests, participations or other equivalents (however designated) of Capital Stock ordinarily entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other voting members of the governing body thereof is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.
“Term” has the meaning specified in Section 1 hereof.
“Trading Day” means a day on which (i) there is no Market Disruption Event, (ii) trading in the Common Stock generally occurs on the principal exchange or market on which the Common Stock or such security, as applicable, is so listed or quoted, and (iii) the Market Price for the Common Stock is available on such securities exchange or market; provided that if the Common Stock is not so listed or traded, “Trading Day” means a Business Day.
“VWAP” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “OWLT <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock) on such Trading Day reasonably determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company. The VWAP shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
“Warrant” means this Amended and Restated Warrant and any other warrants of like tenor issued in substitution or exchange for any thereof pursuant to the provisions of Section 2(d) hereof.
“Warrant Exercise Price” means $4.6620, subject to adjustment as set forth herein.
“Warrant Share Number” means 5,300,291.4, subject to adjustment as set forth herein.
“Warrant Shares” means shares of Common Stock issuable upon exercise of this Warrant.
“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed replaced by a reference to “100%.”
8.Amendment and Waiver. Any term, covenant, agreement or condition in this Warrant may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by a written instrument or written instruments executed by the Company and the Holder.
9.Governing Law; Jurisdiction; Specific Performance. This Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. All Actions arising out of or relating to this Warrant shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 9 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Warrant shall be effective if notice is given by overnight courier at the address set forth in Section 10 of this Warrant. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Warrant in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Warrant and to enforce specifically the terms and provisions hereof in the courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Warrant, and this right of specific enforcement is an integral part of the terms of this Warrant. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party shall not be required to provide any bond or other security in connection with its pursuit of an injunction or injunctions to prevent breaches of this Warrant and to enforce specifically the terms and provisions hereof.
10.Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt, to the parties at the following addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 10):
(a)If to the Company:

Owlet, Inc. 3300 North Ashton Boulevard, Suite 300 Lehi, Utah 84042 Attn: Chief Legal Officer Email: legal@owletcare.com with a copy to (which copy alone shall not constitute notice):
Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, CA 92626-1925 Attn: Drew Capurro Email: Drew.Capurro@lw.com

(b) if to the Holder, as set forth on the Holder’s signature page hereto.
11.Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the Company and the Holder and their respective successors and permitted assigns (subject to Section 2(f) with respect to the Holder).
12.Modification and Severability. The provisions of this Warrant will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provision hereof. To the fullest extent permitted by law, if any provision of this Warrant, or the application thereof to any Person or circumstance, is invalid or unenforceable (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Warrant and the application of such provision to other Persons, entities or circumstances will not be affected by such invalidity or unenforceability.
13.Interpretation.
(a)When a reference is made in this Warrant to a Section, such reference shall be to a Section of this Warrant unless otherwise indicated. The headings contained in this Warrant are for reference purposes only and shall not affect in any way the meaning or interpretation of this Warrant. Whenever the words “include,” “includes” or “including” are used in this Warrant, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Warrant shall refer to this Warrant as a whole and not to any particular provision of this Warrant unless the context requires otherwise. The words “date hereof” when used in this Warrant shall refer to the date of this Warrant. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” All terms defined in this Warrant shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Warrant are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Warrant, the date that is the reference date in calculating such period shall be excluded (unless otherwise required by law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).
[Signature pages follow]

IN WITNESS WHEREOF, the Company has duly executed this Warrant as of the first date written above.

OWLET, INC.

By:	/s/ Kurt Workman
Name:	Kurt Workman
Title:	Chief Executive Officer

[Signature Page to Warrant]

Agreed and Acknowledged:

Eclipse Early Growth Fund I, L.P.

By:	/s/ Greg Lyon
Name:	Greg Lyon
Title:	Authorized Signatory

Notice information per Section 10:
Address: 514 High Street, Suite 4, Palo Alto, California 94301
Email: greg@eclipse.vc

[Signature Page to Warrant]